AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), dated June 19, 2014 (the “Execution Date”) and effective as of April 11, 2014 (the “Effective Date”), is between Corbus Pharmaceuticals Holdings, Inc. (the “Company”) and Sean Moran (the “Executive”).

WITNESSETH:

WHEREAS, the Executive has been employed by the Company as its Chief Financial Officer pursuant to the terms of an employment agreement dated April 11, 2014 (the “Prior Employment Agreement”);

WHEREAS, the Company desires to continue to employ the Executive as its Chief Financial Officer, and the Executive desires to accept such continued employment, on the terms and conditions set forth in this Agreement; and

WHEREAS, the Company and the Executive have mutually agreed that, as of the Effective Date, this Agreement shall amend, restate and replace the Prior Employment Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.	EMPLOYMENT. Subject to the terms and conditions set forth herein, the Company hereby employs the Executive, and the Executive hereby accepts such employment by the Company commencing on the Effective Date.

2.	Termination of Prior Employment Agreement. As of the Execution Date, the Prior Employment Agreement is terminated and of no further force and effect. Executive acknowledges and agrees that the Company (i) has fully satisfied all of its payment and/or other obligations to Executive pursuant to the Prior Employment Agreement or otherwise that have arisen through and including the Prior Agreement Expiration Date, and (ii) has no further obligations to Executive arising under the Prior Employment Agreement or with respect to the termination thereof (notwithstanding the terms of such Prior Employment Agreement, including any provisions purporting to survive any termination or expiration thereof) or otherwise arising with respect to Executive’s employment by the Company prior to the Commencement Date.

3.	SCOPE OF EMPLOYMENT. During the term of this Agreement, Executive shall hold the position of Chief Financial Officer and shall have those duties and responsibilities customarily associated with the title of Chief Financial Officer plus any additional duties as may reasonably be assigned to him from time to time by the Company. The Executive shall report directly to the Chief Executive Officer and work closely with other members of the management team. The Executive will devote his full time and best efforts to the business and affairs of the Company. The Executive shall be subject to and comply with the Company’s policies, procedures and approval practices as generally in effect at any time and from time to time.

4.	PREVIOUS OBLIGATIONS. The Executive represents that his employment by the Company and the performance of his duties on behalf of the Company does not, and shall not, breach any agreement that obligates the Executive to keep in confidence any trade secrets or confidential or proprietary information of any other party or to refrain from competing, directly or indirectly, with the business of any other party. The Executive shall not disclose to the Company any trade secrets or confidential or proprietary information of any other party.

5.	COMPENSATION. As full compensation for all services to be rendered by Executive during the term of this Agreement, the Company will compensate the Executive as follows.

5.1	Base Salary. The Company shall pay the Executive the base (the “Base Salary”) at the annualized rate of $200,000, which shall be subject to customary withholdings and authorized deductions and shall be payable in equal installments in accordance with the Company’s customary payroll practices in place from time to time. The Executive’s Base Salary shall be subject to review on at least an annual basis. Executive acknowledges that, as of the date of this Agreement, Executive has received payment of all Base Salary earned through June 6, 2014.

5.2	Annual Bonus.

(a)	The Executive will be eligible to participate in an annual executive bonus plan pursuant to which he may earn a bonus (“Bonus”) equal to up to 33% of his Base Salary (such maximum bonus may be referred to as the “Target Bonus”).

(b)	Prior to the commencement of each calendar year the Company’s Board of Directors (the “Board”) will establish and approve the Target Bonus for such calendar year. Achievement of the Target Bonus will be based on the Executive meeting individual objectives and the Company meeting company-wide objectives (collectively, the “Performance Criteria”).

(c)	The Board may, in its discretion, grant the Executive a Bonus in excess of the Target Bonus if the Performance Criteria are exceeded.

(d)	Following the close of each calendar year but in no event later than January 30th, the Board will meet and determine the extent to which the Performance Criteria have been achieved for such year and the amount of the Bonus. Based on that determination, payment of the Bonus (if any) shall be made by March 15th.

(e)	Notwithstanding the foregoing to the contrary (including all Performance Criteria being met), payment of the Bonus shall be at the sole and absolute discretion of the Board, based on, among other things, the financial condition of the Company.

5.3	Signing Bonus. Executive acknowledges that Executive received from the Company on April 14, 2014, a lump sum payment of a signing bonus in the amount of $20,000.

5.4	Stock Option Grants. On April 11, 2014 Executive has been granted options to purchase 107,220 shares of the Company’s common stock at an exercise price of $1.00 per share, subject to the terms of the Corbus Pharmaceuticals Holdings, Inc. 2014 Equity Compensation Plan (the “2014 Plan”). In addition, options to purchase 73,846 shares of the Company’s common stock at an exercise price of $0.1657 per share pursuant to the 2014 Plan have been substituted for options previously granted to the Executive by JB Therapeutics, Inc. (“JBT”) in accordance with the terms of the Agreement and Plan of Merger dated as of March 27, 2014 among the Company, JBT and Corbus Pharmaceuticals Acquisition, Inc. During the Term, subject to the terms of the 2014 Plan or any successor equity compensation plan as may be in place from time to time and separate award agreements, the Executive also shall be eligible to receive from time to time additional stock options or other awards in amounts, if any, to be approved by the Board or the Compensation Committee in its discretion.

5.5	Benefits. During his employment and subject to any contribution therefore generally required of employees of the Company, the Executive shall be entitled to participate in any and all employee benefit plans from time to time in effect for executive employees of the Company generally. Such participation shall be subject to (i) the terms of the applicable plan documents, (ii) generally applicable policies of the Company and (iii) the discretion of the Board or any administrative or other committee provided for in or contemplated by such plan. The Company may alter, modify, add to or delete its employee benefit plans at any time as it, in its sole judgment, deems appropriate.

5.6	Vacations and Holidays. During the term of his employment, the Executive shall be entitled to 15 paid days off (none of which may be carried over from one year to the next) as well as those paid public holidays provided for in the Company’s standard policies, as they may be amended from time to time.

5.7	Changes to Compensation. The Company may, at its sole discretion, change the terms and conditions of Executive’s employment, including without limitation, the terms of the Executive’s compensation (other than the terms and conditions of outstanding options or other awards under the 2014 Plan which shall continue to be governed by the applicable award agreements and the 2014 Plan). The Company shall give the Executive at least 14 days’ prior written notice of any changes to Executive’s compensation.

6.	EXPENSES. The Executive shall be entitled to reimbursement by the Company for all necessary and reasonable travel, entertainment and other business expenses incurred by him in connection with his duties hereunder. The Company shall reimburse the Executive for all such expenses upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company’s generally applicable policies as in effect from time to time.

7.	CONFIDENTIALITY.

7.1	Definition. During the term of his employment, the Executive will have access to the Company’s confidential business information (the “Confidential Information”). The definition of Confidential Information includes any information regarding the Company or its affiliates that is not generally available to the public. By way of example not limitation, Confidential Information includes inventions, designs, data, computer code, works of authorship, know-how, trade secrets, formulas, compounds, indications, techniques, ideas, discoveries, products and services under development, employee, investor, customer and vendor information of any kind, marketing and business plans and financial information of any kind including pricing and profit margins.

7.2	Ownership of Confidential Information. The Confidential Information (and all documents containing Confidential Information) is and will, as between the Executive and the Company, be the sole property of the Company.

7.3	Protection and Use of Confidential Information. The Executive shall preserve and protect the confidentiality and security of the Confidential Information. At all times during and after his employment by the Company and thereafter, the Executive will protect and not disclose to any third party any Confidential Information. The Executive shall not use the Confidential Information or make any use of, the Confidential Information, except in connection with the performance of his duties for the Company and for no other purpose or person.

7.4	Return of Confidential Information. Upon request of the Company, the Executive will promptly (i) deliver to the Company all documents and other tangible media in the Executive’s possession or control that evidence, contain or reflect Confidential Information (including all copies, reproductions, digests, abstracts, analyses, and notes) and (ii) destroy any intangible materials that evidence, contain or reflect Confidential Information on equipment or media not owned by the Company.

8.	ASSIGNMENT OF WORK PRODUCT.

8.1	Definitions. The following capitalized terms shall have the meanings assigned to them below:

“Intellectual Property” means collectively all Work Product and all Intellectual Property Rights relating to all Work Product.

“Intellectual Property Rights” means all copyrights, copyright registrations and copyright applications, trademarks, service marks, trade dress, trade names, trademark registrations and trademark applications, patents and patent applications, trade secret rights, and all other rights and interests existing, created or protectable under any intellectual property or other law of any nation.

“Work Product” means any and all inventions, discoveries, Prior works of authorship, developments, improvements, formulas, compounds, indications, techniques, concepts, data and ideas (whether or not patentable or registerable under patent, copyright, or similar statute) made, conceived, prepared, created, discovered, or reduced to practice by the Executive, either alone or jointly with others during the period of his employment, that (i) result or relate to work performed by the Executive for the Company, (ii) are made by use of the equipment, supplies, facilities or Confidential Information, or are made, conceived or completed, wholly or in part, during hours in which the Executive is employed by the Company, or (iii) are related to the business of the Company or the actual or demonstrably anticipated business of the Company.

8.2	Property of the Company. All Intellectual Property is and will be the sole property of the Company.

8.3	Copyrights; Assignment. The Executive agrees that all copyrightable materials that fall within the definition of Work Product, will be, to the maximum extent permitted by law, works-made-for-hire for the Company under copyright law, and to the extent not works-made-for-hire, the Executive hereby assigns to the Company, without royalty or further consideration to the Executive, all right, title, and interest he may have, or may acquire, in and to all Intellectual Property.

8.4	Disclosure. The Executive will promptly disclose in writing all Work Product to the Company. The Executive agrees to keep adequate and current written records of all such Work Product, in the form of notes, sketches, drawings, electronic records and/or other reports, which records are, and will remain, the sole property of the Company and will be available to the Company at all times.

8.5	Execution of Documents. Whenever requested by the Company, both during the period of the Executive’s employment and thereafter, the Executive will promptly sign and deliver to the Company any and all applications, assignments and other documents that the Company considers necessary or desirable in order to: (a) assign, apply for, obtain, and maintain any Intellectual Property Rights in the United States and for other countries relating to any Work Product, (b) assign and convey to the Company or its designee the sole and exclusive right, title, and interest in and to all Intellectual Property, (c) provide evidence regarding the Intellectual Property that the Company considers necessary or desirable, and (d) confirm the Company’s ownership of the Intellectual Property, all without royalty or any other further consideration to the Executive.

8.6	Assistance to the Company. Whenever requested by the Company, both during the period of the Executive’s employment and thereafter, the Executive will assist the Company in assigning, obtaining, maintaining, defending, registering and from time to time enforcing, in any and all countries, the Company’s right to the Intellectual Property. This assistance may include, without limitation, testifying in a suit or other proceeding. If the Company requires assistance from the Executive after termination of his employment, the Executive will be compensated for time actually spent in providing assistance at an hourly rate equivalent to his compensation at the time his employment was terminated together with his reasonable, actual out-of-pocket expenses incurred in providing such assistance.

8.7	Power of Attorney. For use in the case that the Company cannot obtain the Executive’s signature on any document that the Company considers necessary or desirable in order to assign, apply for, prosecute, obtain, or enforce any Intellectual Property, whether due to the Executive’s non-cooperation, unavailability, or any other reason, the Executive hereby irrevocably designates and appoints the Company and each of its duly authorized officers and agents as his agent and attorney-in-fact to act for, and on the Executive’s behalf, to execute and file any such document and to do all other lawfully permitted acts to further the assignment, transfer to the Company, application, registration, prosecution, issuance, and enforcement of all Intellectual Property, with the same force and effect as if executed and delivered by the Executive.

8.8	Prior Inventions. The Executive represents that any inventions, Prior works of authorship, discoveries, concepts or ideas, if any, to which the Executive presently has any right, title or interest, and which were previously conceived either wholly or in part by the Executive, and that the Executive desires to exclude from the operation of this Agreement are identified on Schedule A of this Agreement (each a “Prior Invention”). The Executive represents that the list contained in Schedule A is complete to the best of his knowledge. If during the Executive’s retention with the Company, the Executive incorporates a Prior Invention into a Company product, process or service or its use, the Executive shall be deemed to have automatically granted to the Company a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, display, perform sell and otherwise use such Prior Invention as part of or in connection with any Company product, process or service. The Executive shall not incorporate a Prior Invention into a Company product, process or service or its use without the Company’s prior written consent.

9.	NON-COMPETITION; NON-SOLICITATION.

9.1	Non-competition. During the Restricted Period (as defined below), the Executive shall not directly or indirectly (i) serve as a partner, principal, shareholder, licensor, licensee, employee, officer, director, manager, agent, representative, advisor, promoter, associate, investor, or otherwise for any Competitive Business (as defined below), (ii) build, design, finance, acquire, lease, operate, manage, control, invest in, work, or consult for or otherwise join, participate in, or affiliate himself with, any Competitive Business or (iii) take any preparatory steps with respect to any of the foregoing. The foregoing covenant shall cover the Executive’s activities in every part of the world. The foregoing shall not apply to the Executive’s ownership of shares in a publicly-traded entity in which the Executive does not materially participate and in which the Executive’s ownership interest is one percent (1%) or less.

9.2	Certain Definitions. The following capitalized terms shall have the meanings assigned to them below:

“Competitive Business” means any business that is developing a cannabinoid agonist for the treatment of scleroderma, cystic fibrosis or other inflammatory or fibrotic diseases.

“Restricted Period” means the period commencing on the Effective Date and continuing thereafter for a period of 12 months following the termination of the Executive’s employment hereunder.

9.3	Non-Solicitation. During the Restricted Period, the Executive shall not, directly or indirectly, whether on behalf of himself or anyone else: (i) induce or attempt to induce a business associate of the Company to refrain from doing business with the Company; (ii) use for his benefit or disclose the name and/or requirements of any such business associate to any other person or persons, natural or corporate; or (iii) solicit any of the employees of the Company to leave the employ of the Company or hire anyone who is an employee of the Company or has worked for the Company during the previous 12 months.

9.4	Extension of Restriction Period. The Restricted Period shall be extended by the length of any period during which the Executive is in breach of the terms and conditions of this Section 9.

9.5	Separate Covenants. The Executive acknowledges and agrees that the covenants set forth in this Section 9 are an essential element of this Agreement and the transactions contemplated hereby and that, but for the agreement of the Executive to comply with such covenants, the Company would not have entered into this Agreement. The Executive acknowledges and agrees that the provisions of this Section 9 constitutes an independent agreement and shall not be affected by the performance or non-performance of any other provision of this Agreement by the Company.

9.6	Blue Pencil Provision. The parties hereby expressly agree that the duration, scope and geographic area of restriction set forth in this Section 9 are reasonable. In the event that any court of competent jurisdiction shall hold that the duration, scope or area of restriction set forth in this Section 8 is unreasonable under circumstances now or hereafter existing, the maximum duration, scope or area of restriction reasonable under such circumstances shall be substituted, and each party hereto shall petition any such court to cause the maximum duration, scope or area of restriction reasonable under such circumstances to be so substituted for the duration, scope or area of restriction set forth herein.

10.	INJUNCTIVE RELIEF. The Executive acknowledges that the Company shall not have an adequate remedy in the event that the Executive breaches Section 7, 8, 9 or 13 of this Agreement and that the Company will suffer irreparable damage and injury in such event. The Executive agrees that the Company, in addition to any other available rights and remedies, shall be entitled to seek an injunction (without the necessity of posting a bond) restraining the Executive from committing or continuing any violation of Section 7, 8, 9 or 13 of this Agreement.

11.	TERM; TERMINATION.

11.1	Term. Executive shall be employed on an AT-WILL basis and both Executive and the Company shall have the right to terminate this Agreement and the Executive’s employment at any time for any reason or no reason, subject to the notice provisions set forth in Sections 11.2 and 11.3 below.

11.2	Termination by the Executive. The Executive may terminate this Agreement and his employment hereunder for any reason or no reason upon 30 days prior written notice to the Company.

11.3	Termination by Company. The Company may terminate this Agreement and the Executive’s employment hereunder for any reason or no reason upon written notice to the Executive.

12.	EFFECT OF TERMINATION

12.1	Payments Upon Termination. In the event that the Executive’s employment with the Company is terminated for any reason, the Executive shall have the right to receive (i) the compensation and reimbursable expenses then accrued and/or earned and unpaid under Sections 5.1 and 6 of this Agreement through the date of termination, (ii) payment for unused vacation days accrued through the date of termination and (iii) any benefits required by the Consolidated Omnibus Budget Reconciliation Act of 1985.

12.2	No Other Payments or Benefits. The Executive acknowledges and agrees that upon the termination of his employment, no other benefits, compensation or remuneration of any kind is owed by the Company to the Executive other than as set forth in this Section 12 or as set forth in the agreements pertaining to stock options granted to the Executive by the Company.

12.3	Survival. Notwithstanding anything to the contrary set forth herein, Sections 7, 8, 9, 10 and 12-20 of this Agreement and any remedies for the breach thereof, shall survive the termination of this Agreement under the terms hereof. Termination of this Agreement shall not relieve or release either party from any rights, liabilities or obligations which it/he has accrued prior the effective date of such termination.

13.	RETURN OF COMPANY PROPERTY; EXIT INTERVIEW. Upon termination of the Executive’s employment with the Company for any reason, the Executive will promptly:

(a)	Deliver to the Company all documents and other tangible media in the Executive's possession or control that evidence, contain or reflect (A) Confidential Information or (B) Work Product, in each case whether prepared by the Executive or otherwise coming into the Executive’s possession or control;

(b)	Destroy any intangible materials that evidence, contain or reflect Confidential Information or Work Product on equipment or media not owned by the Company; and

(c)	Return to the Company all equipment, files, software programs and other personal property belonging to the Company.

Upon termination of the Executive’s employment with the Company for any reason, the Executive will attend an exit interview with a representative of the Company to review the Executive’s continuing obligations under this Agreement.

14.	ENTIRE AGREEMENT. Effective as of the Commencement Date, this Agreement contains the entire agreement of the parties with respect to the termination of the Prior Employment Agreement, the terms and conditions of Executive’s employment and activities following termination of this Agreement and Executive’s employment with the Company and supersedes any and all prior agreements and understandings, whether written or oral, between the Executive and the Company with respect to the subject matter of this Agreement, including, without limitation, the Prior Employment Agreement and the Employment Agreement between the Executive and JBT dated January 6, 2014 (the “JBT Agreement”), which previously has been terminated. Notwithstanding the foregoing, if it is determined that Executive has previously materially breached any of his obligations under any of the terms of Sections 6 (Confidentiality), 7 (Assignment of Work Product) or 8 (Non-Competition; Non-Solicitation) of the Prior Employment Agreement, then, unless the Company was aware of such breach prior to the date of this Agreement, then such provision shall automatically be deemed in full force and effect and, with respect to any such breach, the Company shall be entitled to all remedies available under this Agreement (as if such breach occurred hereunder) or otherwise available to the Company at law or in equity. Executive acknowledges that: (A) the Company has fully satisfied all of its obligations to Executive under the Prior Employment Agreement; and (B) Executive has no rights or claims against the Company, its predecessors, affiliates or their respective directors, officers, managers, members, shareholders, partners, employees or agents due to, arising out of or relating to (i) the Prior Employment Agreement, the obligations of the Company and Executive under the Prior Employment Agreement, the termination of the Prior Employment Agreement, or the services performed by Executive prior to the Commencement Date (whether pursuant to the Prior Employment Agreement, the JBT Agreement or otherwise), or (ii) any other employment or consulting agreement or arrangement entered into on or prior to the date of this Agreement, or any other financial or economic agreement, arrangement or understanding (including, without limitation, any claim to severance benefits or compensation of any kind) entered into on or prior to the date of this Agreement. Except as otherwise expressly provided herein, this Agreement may not be amended except by an instrument in writing executed by the Company and the Executive.

15.	ASSIGNMENT. The Executive shall not be permitted to assign this Agreement or any rights or obligations hereunder without the prior written consent of the Company.

16.	GOVERNING LAW; JURISDICTION. This Agreement shall be construed and enforced in accordance with and governed by the laws of the Commonwealth of Massachusetts without giving effect to the principles of conflicts of laws thereof. The parties hereby consent and submit to the exclusive jurisdiction and venue of the courts located in Boston, Massachusetts in connection with any actions or proceedings brought against either of them (or each of them) arising out of or relating to this Agreement.

17.	MISCELLANEOUS. No waiver by either party of any term or condition of this Agreement, whether by conduct or otherwise, in any one or more instance, shall be deemed a continuing waiver of any such term or condition, or a waiver of any other term or condition of this Agreement. Headings set forth in this Agreement are solely for the convenience of the parties and have no legal effect. If any provision of this Agreement shall be found to be invalid by any court having competent jurisdiction, the invalidity of such provision shall not affect the validity of the remaining provisions hereof. This Agreement shall be (i) binding upon, and will inure to the benefit of, the parties and their permitted respective successors and assigns, (ii) construed without presumption of any rule requiring construction to be made against the party causing it to be drafted and (iii) executed in any number of counterparts, each of which will for all purposes be deemed to be an Prior, and all of which are identical.

18.	TAX WITHHOLDING. The Company or other payor is authorized to withhold from any benefit provided or payment due hereunder, the amount of withholding taxes due any federal, state or local authority in respect of such benefit or payment and to take such other action as may be necessary in the opinion of the Board to satisfy all obligations for the payment of such withholding taxes. The Executive will be solely responsible for all taxes assessed against him with respect to the compensation and benefits described in this Agreement, other than typical employer-paid taxes such as FICA, and the Company makes no representations as to the tax treatment of such compensation and benefits.

19.	SECTION 409A COMPLIANCE. All payments under this Agreement are intended to comply with or be exempt from the requirements of Section 409A of the Code and regulations promulgated thereunder (“Section 409A”). As used in this Agreement, the “Code” means the Internal Revenue Code of 1986, as amended. To the extent permitted under applicable regulations and/or other guidance of general applicability issued pursuant to Section 409A, the Company reserves the right to modify this Agreement to conform with any or all relevant provisions regarding compensation and/or benefits so that such compensation and benefits are exempt from the provisions of 409A and/or otherwise comply with such provisions so as to avoid the tax consequences set forth in Section 409A and to assure that no payment or benefit shall be subject to an “additional tax” under Section 409A. To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A, or to the extent any provision in this Agreement must be modified to comply with Section 409A, such provision shall be read in such a manner so that no payment due to the Executive shall be subject to an “additional tax” within the meaning of Section 409A(a)(1)(B) of the Code. If necessary to comply with the restriction in Section 409A(a)(2)(B) of the Code concerning payments to “specified employees,” any payment on account of the Executive’s separation from service that would otherwise be due hereunder within six (6) months after such separation shall be delayed until the first business day of the seventh month following the date of termination of employment and the first such payment shall include the cumulative amount of any payments (without interest) that would have been paid prior to such date if not for such restriction. Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A. In no event may the Executive, directly or indirectly, designate the calendar year of payment. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Executive by Section 409A or damages for failing to comply with Section 409A.

20.	280G MODIFIED CUTBACK.

(a)	If any payment, benefit or distribution of any type to or for the benefit of the Executive, whether paid or payable, provided or to be provided, or distributed or distributable pursuant to the terms of this Agreement or otherwise (collectively, the “Parachute Payments”) would subject the Executive to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), the Parachute Payments shall be reduced so that the maximum amount of the Parachute Payments (after reduction) shall be one dollar ($1.00) less than the amount which would cause the Parachute Payments to be subject to the Excise Tax; provided that the Parachute Payments shall only be reduced to the extent the after-tax value of amounts received by the Executive after application of the above reduction would exceed the after-tax value of the amounts received without application of such reduction. For this purpose, the after-tax value of an amount shall be determined taking into account all federal, state, and local income, employment and excise taxes applicable to such amount. Unless the Executive shall have given prior written notice to the Company to effectuate a reduction in the Parachute Payments if such a reduction is required, which notice shall be consistent with the requirements of Section 409A to avoid the imputation of any tax, penalty or interest thereunder, then the Company shall reduce or eliminate the Parachute Payments by first reducing or eliminating accelerated vesting of stock options or similar awards, then reducing or eliminating any cash payments (with the payments to be made furthest in the future being reduced first), then by reducing or eliminating any other remaining Parachute Payments; provided, that no such reduction or elimination shall apply to any non-qualified deferred compensation amounts (within the meaning of Section 409A) to the extent such reduction or elimination would accelerate or defer the timing of such payment in manner that does not comply with Section 409A.

(b)	An initial determination as to whether (x) any of the Parachute Payments received by the Executive in connection with the occurrence of a change in the ownership or control of the Company or in the ownership of a substantial portion of the assets of the Company shall be subject to the Excise Tax, and (y) the amount of any reduction, if any, that may be required pursuant to the previous paragraph, shall be made by an independent accounting firm selected by the Company (the “Accounting Firm”) prior to the consummation of such change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company. The Executive shall be furnished with notice of all determinations made as to the Excise Tax payable with respect to the Executive’s Parachute Payments, together with the related calculations of the Accounting Firm, promptly after such determinations and calculations have been received by the Company.

(c)	For purposes of this Section 20, (i) no portion of the Parachute Payments the receipt or enjoyment of which the Executive shall have effectively waived in writing prior to the date of payment of the Parachute Payments shall be taken into account; (ii) no portion of the Parachute Payments shall be taken into account which in the opinion of the Accounting Firm does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code; (iii) the Parachute Payments shall be reduced only to the extent necessary so that the Parachute Payments (other than those referred to in the immediately preceding clause (i) or (ii)) in their entirety constitute reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code or are otherwise not subject to disallowance as deductions, in the opinion of the auditor or tax counsel referred to in such clause (ii); and (iv) the value of any non-cash benefit or any deferred payment or benefit included in the Parachute Payments shall be determined by the Company’s independent auditors based on Sections 280G and 4999 of the Code and the regulations for applying those sections of the Code, or on substantial authority within the meaning of Section 6662 of the Code.

IN WITNESS WHEREOF, the undersigned have executed this Employment Agreement as of the Effective Date.

CORBUS PHARMACEUTICALS HOLDINGS, INC.

By:
Name: Yuval Cohen, Ph.D.
Title: Chief Executive Officer

By:
Sean Moran
Address: [*]

Schedule A

Executive Statement Regarding Prior Work Product

Except as set forth below, the Executive acknowledges that at this time he has not made or reduced to practice (alone or jointly with others) any Work Product relevant to the subject matter of his retention by Corbus Pharmaceuticals Holdings, Inc. except those (if any) listed below:

[List any applicable Work Product or write “None”.]

[If you need more space please attach a separate continuation sheet]

The Executive certifies that the foregoing is true, accurate and complete.

The Executive’s Name:

Date:

Signature:

Page 14